Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 20, 2016
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended June 30, 2016, consolidated net income was $1,904,000, or $0.24 per diluted common share, compared to $1,509,000, or $0.19 per diluted common share, for the prior quarter and $1,510,000, or $0.19 per diluted common share for the same period a year ago. The increase compared to prior periods is mainly due to accretion of fair value discounts on loans acquired from Mother Lode Bank.

Net interest income was $8,106,000 for the three months ended June 30, 2016, compared to $7,542,000 for the prior quarter and $6,200,000 for the same period last year. The increase is the result of strong organic loan growth over the past twelve months combined with the acquisition of Mother Lode Bank. The Company’s net interest margin for the three months ended June 30, 2016 was 4.03%, compared to 3.76% for the prior quarter, and 3.70% for the same period last year. The increase in net interest margin is mainly attributable to the loan discount accretion. In addition, our strong loan demand has allowed us to deploy low-yielding cash balances into higher yielding commercial loans and investment securities.

Non-interest income for the three months ended June 30, 2016 totaled $1,056,000, compared to $1,037,000 during the prior quarter, and $1,156,000 for the same period last year. The increase compared to the prior quarter is partially the result of increased transaction related fees and service charges associated with the increased number of deposit accounts. Compared to the same period last year, these increases were offset by a reduction in non-recurring gains on called investment securities and FHLB dividend income.

Non-interest expense for the three months ended June 30, 2016 totaled $6,187,000, compared to $6,187,000 during the prior quarter, and $5,193,000 for the same period last year. While flat compared to the prior quarter, the increase compared to last year corresponds to salaries and benefits associated with our new Sonora branch and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $925.6 million as of June 30, 2016, an increase of $19.9 million over March 31, 2016 and $161.6 million over June 30, 2015. Gross loans were $579.8 million as of June 30, 2016, an increase of $11.5 million over March 31, 2016, and an increase of $116.3 million over June 30, 2015. The Company’s total deposits were $838.5 million as of June 30, 2016, an increase of $16.0 million over March 31, 2016, and an increase of $154.5 million over June 30, 2015.

The balance sheet growth compared to June 30, 2015 includes acquired balances of $78.7 million in assets, including $45.8 million in gross loans, and $71.1 million in total deposits from Mother Lode Bank.

“In the face of industry-wide margin compression, solid loan demand and our continued ability to utilize cash reserves to meet the borrowing needs of the business and ag business communities has been essential in driving profitability,” stated Chris Courtney, President and CEO. The accretive nature of the Mother Lode acquisition has accelerated earnings as expected,” concluded Courtney.

Non-performing assets as of June 30, 2016 were $3,884,000, or 0.42% of total assets, compared to $8,763,000, or 0.97% of total assets, as of March 31, 2016, and $5,197,000, or 0.68%, at June 30, 2015. The reduction at June 30, 2016 is due to a $3.9 million non-accrual loan pay-off received from one borrower and a sale of one OREO property during the quarter. The Company recorded provision for loan losses of $125,000 during the second quarter of 2016 due to loan growth, thus decreasing the allowance for loan losses to 1.32% of gross loans at June 30, 2016 compared to 1.33% at March 31, 2016 and 1.59% at June 30, 2015. The decrease in the loan loss reserve percentage compared to June 30, 2015 is primarily due to the loans acquired from Mother Lode Bank that were recorded at fair value and thus did not require a loan loss reserve.

Concurrent with the earnings announcement, the Board of Directors of Oak Valley Bancorp declared the payment of a cash dividend of $0.12 per share of common stock to its shareholders of record at the close of business on August 1, 2016. In aggregate, the distribution will amount to approximately $971,000. The payment date will be August 11, 2016. This is the second dividend payment made by the Company in 2016.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2016	2016	2015	2015	2015

Net interest income	$8,106	$7,542	$6,647	$6,354	$6,200
Provision for (reversal of) loan losses	125	200	-	-	-
Non-interest income	1,056	1,037	962	965	1,156
Non-interest expense	6,187	6,187	7,085	5,299	5,193
Net income before income taxes	2,850	2,192	524	2,020	2,163
Provision for income taxes	946	683	34	638	653
Net income	$1,904	$1,509	$490	$1,382	$1,510

Earnings per common share - basic	$0.24	$0.19	$0.06	$0.17	$0.19
Earnings per common share - diluted	$0.24	$0.19	$0.06	$0.17	$0.19
Dividends paid per common share	$-	$0.12	$-	$0.110	$-
Return on average common equity	9.48%	7.68%	2.49%	7.17%	7.94%
Return on average assets	0.85%	0.67%	0.24%	0.70%	0.81%
Net interest margin (1)	4.03%	3.76%	3.62%	3.61%	3.70%
Efficiency ratio (2)	62.48%	67.46%	66.65%	66.95%	68.23%

Capital - Period End
Book value per common share	$10.14	$9.76	$9.69	$9.55	$9.43

Credit Quality - Period End
Nonperforming assets/ total assets	0.42%	0.97%	0.88%	0.65%	0.68%
Loan loss reserve/ gross loans	1.32%	1.33%	1.36%	1.55%	1.59%

Period End Balance Sheet
($ in thousands)
Total assets	$925,635	$905,750	$897,038	$793,723	$764,008
Gross loans	579,774	568,227	541,032	477,327	463,463
Nonperforming assets	3,884	8,763	7,882	5,123	5,197
Allowance for loan losses	7,680	7,557	7,356	7,389	7,390
Deposits	838,458	822,440	814,691	712,577	683,937
Common equity	81,993	78,960	78,263	77,147	76,165

Non-Financial Data
Full-time equivalent staff	158	164	158	150	152
Number of banking offices	16	16	16	15	15

Common Shares outstanding
Period end	8,088,155	8,088,155	8,078,155	8,078,155	8,072,655
Period average - basic	8,028,332	8,008,602	7,996,644	7,994,857	7,992,296
Period average - diluted	8,060,464	8,051,776	8,045,090	8,040,577	8,036,691

Market Ratios
Stock Price	$9.75	$9.27	$10.40	$9.46	$9.86
Price/Earnings	10.25	12.27	42.78	13.79	13.01
Price/Book	0.96	0.95	1.07	0.99	1.05

	Six Months Ended June 30,
($ in thousands, except per share)	2016	2015

Net interest income	$15,648	$12,401
Provision for (reversal of) loan losses	325	(125)
Non-interest income	2,093	2,183
Non-interest expense	12,374	10,292
Net income before income taxes	5,042	4,417
Provision for income taxes	1,629	1,381
Net income	$3,413	$3,036

Earnings per common share - basic	$0.43	$0.38
Earnings per common share - diluted	$0.42	$0.38
Dividends paid per common share	$0.12	$0.10
Return on average common equity	8.59%	8.08%
Return on average assets	0.76%	0.81%
Net interest margin (1)	3.90%	3.72%
Efficiency ratio (2)	64.89%	68.56%

Capital - Period End
Book value per common share	$10.14	$9.43

Credit Quality - Period End
Nonperforming assets/ total assets	0.42%	0.68%
Loan loss reserve/ gross loans	1.32%	1.59%

Period End Balance Sheet
($ in thousands)
Total assets	$925,635	$764,008
Gross loans	579,774	463,463
Nonperforming assets	3,884	5,197
Allowance for loan losses	7,680	7,390
Deposits	838,458	683,937
Common equity	81,993	76,165

Non-Financial Data
Full-time equivalent staff	158	152
Number of banking offices	16	15

Common Shares outstanding
Period end	8,088,155	8,072,655
Period average - basic	8,018,467	7,982,316
Period average - diluted	8,056,120	8,030,756

Market Ratios
Stock Price	$9.75	$9.86
Price/Earnings	11.42	12.86
Price/Book	0.96	1.05

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.